Exhibit 99.1

CORRECTIng AND REPLACING

cADENCE Bancorporation reports

RECORD SECOND quarter 2018 RESULTs AND

INCREASE IN QUARTERLY DIVIDEND

Correction by Cadence Bancorporation

Houston, Texas – On July 23, 2018, Cadence Bancorporation (“Cadence”) filed a Current Report on Form 8-K (the "Prior Report") that included, as Exhibit 99.1, the reported results for the quarter ended June 30, 2018. Cadence is filing this Form 8-K/A to correct the tables on pages 1 and 17 of Exhibit 99.1 of the Prior Report regarding the after-tax effect of certain non-routine income/expense items.  The Prior Report reported the after-tax impact to EPS, ROA and ROTCE related to the “Tax expense – timing of legacy loan bad debt deduction for tax” as $0.05, 0.16% and 1.78%; the corrected amounts are $0.07, 0.21% and 2.32%.  Additionally, the Prior Report reported the after-tax impact to EPS, ROA and ROTCE related to the “Total” non-routine income/expense items” as $0.05, 0.16% and 1.78%; the corrected amounts are $0.07, 0.21% and 2.32%.

The corrected release reads:

Cadence Bancorporation reports

RECORD SECOND quarter 2018 RESULTs AND

INCREASE IN QUARTERLY DIVIDEND

HOUSTON, TEXAS (July 23, 2018) – Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the quarter ended June 30, 2018 of $48.0 million, or $0.57 per diluted common share (“per share”), compared to $38.8 million, or $0.46 per share, in the first quarter of 2018, and $29.0 million, or $0.35 per share, in the second quarter of 2017. Tangible book value per share(1) increased $0.53, or 4.3%, to $12.85 per share for the second quarter of 2018, compared to $12.32 per share as of March 31, 2018.  On July 20, 2018, the Board of Directors of Cadence declared a 20% increase in the quarterly cash dividend to $0.15 per share of common stock, representing an annualized dividend of $0.60 per share.

“We are very pleased to report to you another consecutive quarter of strong organic growth and record earnings for second quarter of 2018,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation. “Our performance for the first half of the year has exceeded expectations with annualized, double digit growth in the balance sheet and earnings trending favorably.  We have been fortunate to operate in attractive markets with extraordinary bankers, focused on doing a great job for clients and driving our financial results.  We were excited to announce our merger with State Bank in May and are well underway in the integration planning to ensure a successful combination.  I believe this strategically compelling deal, combining two great companies, will add to our attractive story in the future.”

Highlights:

•

Second quarter of 2018 net income was $48.0 million, representing an increase of $9.1 million, or 23.6%, compared to the first quarter of 2018 and an increase of $19.0 million, or 65.6%, compared to second quarter of 2017.

o	On a per-share basis, net income was $0.57 per share for the second quarter of 2018, compared to $0.46 per share for the first quarter of 2018, and $0.35 per share for the second quarter of 2017.
o

Annualized returns on average assets, common equity and tangible common equity(1) for the second quarter of 2018 were 1.72%, 14.16% and 18.58%, respectively, compared to 1.44%, 11.73% and 15.52%, respectively, for the first quarter of 2018, and 1.19%, 9.29% and 12.63%, respectively, for the second quarter of 2017.

o

A summary of non-routine items in the second quarter of 2018 are included in the table below.  See Table 8 – Non-Routine Income/Expense for more information related to non-routine items and comparative period information.

		After-tax Increase(Decrease) in
(In thousands, except per share data)	Income/ Expense	EPS	ROA	ROTCE
Noninterest income (non-routine)	$3,058	$0.03	0.08%	0.91%
Noninterest expense (non-routine)	(3,066)	(0.03)	(0.08)	(0.91)
Tax expense - Timing of legacy loan bad debt deduction for tax	5,991	0.07	0.21	2.32
Total	$5,983	$0.07	0.21%	2.32%
•

Loans were $9.0 billion as of June 30, 2018, an increase of $328.8 million, or 3.8%, as compared to $8.6 billion at March 31, 2018, and an increase of $1.3 billion, or 16.3%, as compared to $7.7 billion at June 30, 2017.

•	Core deposits (total deposits excluding brokered) were $8.7 billion as of June 30, 2018, up $451.1 million, or 5.5%, from March 31, 2018, and up $1.5 billion, or 20.8%, from June 30, 2017.
•

Total revenue for the second quarter of 2018 was $120.1 million, up 3.4% from the linked quarter and up 13.9% from the same period in 2017 driven by strong loan, core deposit, and spread income growth due to a favorably positioned, asset-sensitive balance sheet benefiting from rising short-term rates.

•

Our fully tax-equivalent net interest margin (“NIM”) for the second quarter of 2018 was 3.66%, an increase from 3.64% for the first quarter of 2018 and a decrease from 3.71% for the second quarter of 2017, reflecting our asset sensitivity.  Our NIM excluding recovery accretion for acquired-impaired loans was 3.64% for the second quarter of 2018, up 2 bp from 3.62% in the first quarter of 2018 and up 13 bp from 3.51% in the second quarter of 2017.

•

The efficiency ratio(1) for the second quarter of 2018 was 52.0%, an improvement from both linked and prior quarter efficiency ratios of 53.4% and 53.3%, respectively.  The improvement in the efficiency ratio reflects ongoing focus on managing expenses and expanding revenue.  Second quarter 2018 revenues increased $4.0 million over first quarter 2018 and $14.7 million over second quarter 2017. The second quarter of 2018 included non-routine revenues and expenses, including a $4.9 million pre-tax gain on the sale of the assets of our insurance company, $1.8 million net loss on sales of securities, $1.2 million of secondary offering expenses, $0.8 million of acquisition related costs and $1.1 million of expenses related to the sale of the assets of our insurance company.  Excluding these non-routine revenues and expenses, the adjusted efficiency ratio(1) was 50.7% for the second quarter of 2018.  This compares to an adjusted efficiency ratio of 50.2% and 53.1% for the first quarter of 2018 and second quarter of 2017, respectively.  See Table 8 – Non-Routine Income/Expense for more information related to non-routine items.

•

Total nonperforming assets declined 21.9% during the second quarter 2018, a decrease of $15.9 million to $56.8 million, or 0.6% of total loans, OREO and other NPAs.  Total nonperforming assets have dropped $84.6 million, or 59.8%, from $141.4 million, or 1.8% of total loans, OREO and other NPAs, as of June 30, 2017.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Balance Sheet:

Cadence continued its solid growth during the quarter with total assets reaching $11.3 billion as of June 30, 2018, an increase of $306.1 million, or 2.8%, from March 31, 2018, and an increase of $1.5 billion, or 15.2%, from June 30, 2017.

Loans at June 30, 2018 were $9.0 billion, an increase of $328.8 million, or 3.8%, from March 31, 2018, and an increase of $1.3 billion, or 16.3%, from June 30, 2017.  Average loans for the second quarter of 2018 were $8.8 billion, an increase of $404.9 million, or 4.8%, from first quarter of 2018, and an increase of $1.2 billion, or 15.7%, from second quarter of 2017.  Increases in loans reflect continued demand primarily in our specialized and general C&I portfolios compared to linked quarter and in our specialized, general C&I and residential portfolios compared to prior year.

Total deposits at June 30, 2018 were $9.3 billion, an increase of $282.1 million, or 3.1%, from March 31, 2018, and an increase of $1.4 billion, or 17.7%, from June 30, 2017.  Average total deposits for the second quarter of 2018 were $9.1 billion, an increase of $123.0 million, or 1.4%, from first quarter of 2018, and an increase of $1.2 billion, or 15.0%, from second quarter of 2017.

-	Deposit increases reflect growth in core deposits, specifically with success in expanding commercial deposit relationships and treasury management services.
-	Noninterest bearing deposits as a percent of total deposits were 22.9%, compared to 22.6% at March 31, 2018 and 23.4% at June 30, 2017.
-

The year-over-year core deposit growth supported a $93.8 million reduction in brokered deposits since June 30, 2017.  As of June 30, 2018, brokered deposits totaled $649.3 million, or 7.0% of total deposits, down from 9.0% of total deposits at March 31, 2018 and down from 9.4% of total deposits at June 30, 2017, respectively.

Shareholders’ equity was $1.4 billion at June 30, 2018, an increase of $32.9 million from March 31, 2018, and an increase of $85.9 million from June 30, 2017.

-

Tangible common shareholder’s equity(1) was $1.1 billion at June 30, 2018, an increase of $44.5 million from March 31, 2018, and an increase of $100.5 million from June 30, 2017.  Tangible book value per share(1) increased $0.53, or 4.3%, to $12.85 per share for the second quarter of 2018, compared to $12.32 per share as of March 31, 2018, driven by strong earnings growth and goodwill recovery due to the sale of the assets of our insurance company.

-	In June 2018, Cadence paid a $0.125 per common share dividend totaling $10.5 million.
-

In November 2017, February 2018 and May 2018, Cadence completed secondary offerings whereby its controlling stockholder, Cadence Bancorp LLC, sold 10,925,000, 9,200,000 and 20,700,000 of Cadence Bancorporation shares, respectively, reducing its ownership in Cadence to 76.6%, 65.6% and 40.9%, respectively.  All proceeds from these transactions were received by Cadence Bancorp LLC and did not impact Cadence Bancorporation’s equity or outstanding shares.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Asset Quality:

Credit quality metrics reflected continued improvement in the energy portfolio and general credit stability in the second quarter of 2018.

-

Net-charge offs for the quarter ended June 30, 2018 were $2.2 million, compared to $0.4 million for the three months ended March 31, 2018 and $1.8 million for the three months ended June 30, 2017. Annualized net-charge offs as a percent of average loans for the quarter ended June 30, 2018 were 0.10%, compared to 0.06%, for the full year of 2017. Total second quarter 2018 charge-offs of $3.7 million and recoveries of $1.5 million were primarily due to two seasoned energy credits that have been in active resolution.

-

NPAs totaled $56.8 million, or 0.6%, of total loans, OREO and other NPAs as of June 30, 2018, compared to $72.7 million, or 0.8%, as of March 31, 2018, and down from $141.4 million, or 1.8%, as of June 30, 2017.

-

The allowance for credit losses (“ACL”) was $90.6 million, or 1.01% of total loans, as of June 30, 2018, as compared to $91.5 million, or 1.06% of total loans, as of March 31, 2018 and $93.2 million, or 1.21% of total loans, as of June 30, 2017.  The year-over-year decline in the ACL as a percentage of total loans resulted primarily from the reduction in non-performing loans and related valuation reserves (largely from the energy portfolio) and improved environmental factors in the energy sector over the past year.

Total Revenue:

Total revenue for the second quarter of 2018 was $120.1 million, up 3.4% from the linked quarter and up 13.9% from the same period in 2017.  The revenue increases were primarily a result of both strong loan growth during the period and meaningful increases in net interest margins.

Net interest income for the second quarter of 2018 was $95.4 million, an increase of $4.3 million, or 4.7%, from the first quarter of 2018 and an increase of $13.0 million, or 15.8%, from the same period in 2017, reflecting strong growth in our earning assets combined with increases in net interest margin.

-

Our fully tax-equivalent net interest margin (“NIM”) for the second quarter of 2018 was 3.66% as compared to 3.64% for the first quarter of 2018 and 3.71% for the second quarter of 2017.  The linked quarter increase in NIM is primarily a result of our asset sensitive balance sheet and earning asset yields increasing more significantly than our funding costs in the recent rising rate environment.  Our NIM excluding recovery accretion for acquired-impaired loans was 3.64%, 3.62% and 3.51% for the second quarter of 2018, first quarter of 2018 and second quarter of 2017 respectively.

-

Earning asset yields for the second quarter of 2018 were 4.75%, up 24 basis points from 4.51% in the first quarter of 2018, and up 30 basis points from 4.45% in the second quarter of 2017, driven by increases in loan yields.

o	Over 71% of our loan portfolio is floating rate and has benefited from the short-term rate increases during the periods.
o

Yield on loans, excluding acquired-impaired loans, increased meaningfully to 5.04% for the second quarter of 2018, as compared to 4.81% and 4.36% for the first quarter of 2018 and second quarter of 2017, respectively.

o	Total accretion for acquired-impaired loans was $5.6 million in the second quarter of 2018, essentially flat from the first quarter of 2018 and down $4.9 million from the second quarter of 2017.  The year-over-year decline in accretion was due to recovery timing.  Recovery accretion was $0.6 million, $0.4 million and $4.5 million for the second quarter of 2018, first quarter of 2018 and second quarter of 2017, respectively.

o	Total loan yields increased to 5.16% for the second quarter of 2018 versus 4.94% for the first quarter of 2018 and 4.74% for the second quarter of 2017.
-	Total cost of funds for the second quarter of 2018 was 118 basis points versus 94 basis points in the linked quarter and 81 basis points in the second quarter of 2017.
o

Total cost of deposits for the second quarter of 2018 was 98 basis points versus 75 basis points in the linked quarter and 59 basis points in the second quarter of 2017, due primarily to rising interest rates as well as approximately $1.2 billion in our “Up CD” product that reset on April 1, 2018 based on the semi-annual reset schedule with the index rate increasing 50 basis points from the first quarter of 2018.  This increase in Up CD rates accounted for 8 basis points of the quarterly increase in cost of deposits.  Over $600 million of the Up CDs are scheduled to mature by year end 2018.

Noninterest income for the second quarter of 2018 was $24.7 million, a decrease of $0.3 million, or 1.2%, from the first quarter of 2018, and an increase of $1.7 million, or 7.3%, from the same period of 2017.

-

Total service fees and revenue for the second quarter of 2018 were $21.4 million, a decrease of $2.5 million, or 10.5%, from the first quarter of 2018, and a decrease of $0.7 million, or 3.4%, from the same period of 2017.  The second quarter of 2018 decrease compared to the linked quarter was driven by the decrease in insurance revenue due to the sale of the assets of our insurance company. Compared to the prior year’s quarter, decreases in trust services revenue, insurance revenue and mortgage banking revenue were partially offset by increases in credit-related fees and investment advisory revenue.

-

Total other noninterest income for the second quarter of 2018 was $3.3 million, an increase of $2.2 million from the first quarter of 2018, and an increase of $2.4 million from the same period of 2017.  The increase from linked quarter was largely a result of the $4.9 million pre-tax gain on sale of the assets of our insurance company, offset by a $1.8 million loss from the sale of certain securities within tax-exempt investment securities portfolio. See Table 8 – Non-Routine Income/Expense for more information related to non-routine items.

Noninterest expense for the second quarter of 2018 was $62.4 million, an increase of $0.5 million, or 0.8%, from $61.9 million for the first quarter of 2018, and an increase of $6.3 million, or 11.2%, from $56.1 million during the same period in 2017.  The linked quarter included an increase of $0.9 million in salaries and benefits, offset by decreases in consulting and professional fees and legal expenses.  The increase in expenses from the prior year’s quarter was due to a $3.6 million growth in salaries and benefits driven by business growth and related incentives, $1.2 million in consulting and professional fees and other expenses related to the May 2018 secondary offering, $1.1 million in expenses related to the sale of the assets of our insurance company and $0.8 million in other expenses specific to acquisition related costs.  Adjusted noninterest expenses(1) of $59.3 million for the second quarter of 2018 was up slightly from $58.3 million in the first quarter of 2018 and up 5.8% from the second quarter of 2017 total of $56.1 million.  See Table 8 – Non-Routine Income/Expense for information related to non-routine items.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Our efficiency ratio(1) for the second quarter of 2018 was 52.0%, as compared to the first quarter of 2018 and second quarter of 2017 ratios of 53.4% and 53.3%, respectively. The improvement in the efficiency ratio reflects ongoing focus on managing expenses and expanding revenue.  The second quarter of 2018 included non-routine revenues and expenses.  Excluding these non-routine revenues and expenses, the adjusted efficiency ratio(1) was 50.7% for the second quarter of 2018.  This compares to an adjusted efficiency ratio of 50.2% and 53.1% for the first quarter of 2018 and second quarter of 2017, respectively.  See Table 8 – Non-Routine Income/Expense for more information related to non-routine items.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Taxes:

The effective tax rate for the quarter ended June 30, 2018 was 14.9% as compared to 22.0% in the first quarter of 2018 and 31.9% in the second quarter of 2017.  The decreased rate in the second quarter of 2018 was due primarily to a one-time bad debt deduction related to the legacy loan portfolio. Our annualized effective tax rate for 2018 is currently expected to be approximately 21.1%.

Quarterly Dividend:

On July 20, 2018, the Board of Directors of Cadence declared a 20% increase in the quarterly cash dividend to the amount of $0.15 per share of common stock, representing an annualized dividend of $0.60 per share.  The dividend will be paid on September 17, 2018 to holders of record of the Class A common stock on September 4, 2018.

Supplementary Financial Tables (Unaudited):

Supplementary Financial Tables (Unaudited) are included in this release following the customary disclosure information.

Second Quarter 2018 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss second quarter 2018 results on Monday, July 23, 2018, at 12:00 p.m. CT / 1:00 p.m. ET.  Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration, and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	3865570

For those unable to participate in the live presentation, a replay will be available through August 6, 2018.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10121734
End Date:	August 6, 2018

Webcast Access:

A webcast of the conference call as well as the slides to be presented by management can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

About Cadence Bancorporation

Cadence Bancorporation (NYSE:CADE) is an $11.3 billion in assets regional bank holding company headquartered in Houston, Texas. Through its affiliates, Cadence operates 65 locations in Alabama, Florida, Texas, Mississippi and Tennessee, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business and personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 56,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A., and Linscomb & Williams are subsidiaries of Cadence Bancorporation.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identify of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; and the amount of nonperforming and classified assets we hold. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

###

Contact Information

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Statement of Income Data:
Interest income	$123,963	$113,093	$108,370	$99,503	$99,375
Interest expense	28,579	21,982	20,459	18,340	16,991
Net interest income	95,384	91,111	87,911	81,163	82,384
Provision for credit losses	1,263	4,380	(4,475)	1,723	6,701
Net interest income after provision	94,121	86,731	92,386	79,440	75,683
Noninterest income - service fees and revenue	21,395	23,904	22,405	23,014	22,144
- other noninterest income	3,277	1,079	3,251	4,110	845
Noninterest expense	62,435	61,939	66,371	56,530	56,134
Income before income taxes	56,358	49,775	51,671	50,034	42,538
Income tax expense	8,384	10,950	36,980	17,457	13,570
Net income	$47,974	$38,825	$14,691	$32,577	$28,968
Period-End Balance Sheet Data:
Investment securities	$1,049,710	$1,251,834	$1,262,948	$1,198,032	$1,079,935
Total loans, net of unearned income	8,975,755	8,646,987	8,253,427	8,028,938	7,716,621
Allowance for credit losses	90,620	91,537	87,576	94,765	93,215
Total assets	11,305,528	10,999,382	10,948,926	10,502,261	9,811,557
Total deposits	9,331,055	9,048,971	9,011,515	8,501,102	7,930,383
Noninterest-bearing deposits	2,137,407	2,040,977	2,242,765	2,071,594	1,857,809
Interest-bearing deposits	7,193,648	7,007,994	6,768,750	6,429,508	6,072,574
Borrowings and subordinated debentures	471,453	471,335	470,814	572,683	499,266
Total shareholders’ equity	1,389,956	1,357,103	1,359,056	1,340,848	1,304,054
Average Balance Sheet Data:
Investment securities	$1,183,055	$1,234,226	$1,228,330	$1,169,182	$1,099,307
Total loans, net of unearned income	8,848,820	8,443,951	8,226,294	7,867,794	7,650,048
Allowance for credit losses	93,365	89,097	94,968	94,706	90,366
Total assets	11,218,432	10,922,274	10,586,245	10,024,871	9,786,355
Total deposits	9,135,359	9,012,390	8,635,473	8,139,969	7,940,421
Noninterest-bearing deposits	2,058,255	2,128,595	2,170,758	1,982,784	1,845,447
Interest-bearing deposits	7,077,104	6,883,795	6,464,715	6,157,185	6,094,974
Borrowings and subordinated debentures	595,087	444,557	502,428	484,798	510,373
Total shareholders’ equity	1,358,770	1,342,445	1,348,867	1,320,884	1,251,217

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Per Share Data:(3)
Earnings
Basic	$0.57	$0.46	$0.18	$0.39	$0.35
Diluted	0.57	0.46	0.17	0.39	0.35
Book value per common share	16.62	16.23	16.25	16.03	15.59
Tangible book value (1)	12.85	12.32	12.33	12.10	11.64
Weighted average common shares outstanding
Basic	83,625,000	83,625,000	83,625,000	83,625,000	81,918,956
Diluted	84,792,657	84,674,807	84,717,005	83,955,685	81,951,795
Cash dividends declared	$0.125	$0.125	$—	$—	$—
Dividend payout ratio	21.93%	27.17%	—%	—%	—%
Performance Ratios:
Return on average common equity (2)	14.16%	11.73%	4.32%	9.78%	9.29%
Return on average tangible common equity (1) (2)	18.58	15.52	5.71	13.04	12.63
Return on average assets (2)	1.72	1.44	0.55	1.29	1.19
Net interest margin (2)	3.66	3.64	3.59	3.52	3.71
Efficiency ratio (1)	52.00	53.35	58.44	52.20	53.27
Adjusted efficiency ratio (1)	50.74	50.22	55.57	52.74	53.15
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.63%	0.84%	0.85%	1.51%	1.82%
Total nonperforming loans to total loans	0.44	0.60	0.58	0.96	1.36
Total ACL to total loans	1.01	1.06	1.06	1.18	1.21
ACL to total nonperforming loans ("NPLs")	230.60	175.30	183.62	122.66	88.81
Net charge-offs to average loans (2)	0.10	0.02	0.13	0.01	0.09
Capital Ratios:
Total shareholders’ equity to assets	12.29%	12.34%	12.41%	12.77%	13.29%
Tangible common equity to tangible assets (1)	9.78	9.65	9.71	9.95	10.27
Common equity tier 1 (CET1)	10.56	10.42	10.57	10.79	10.92
Tier 1 leverage capital	10.74	10.57	10.68	11.12	11.00
Tier 1 risk-based capital	10.93	10.79	10.94	11.17	11.31
Total risk-based capital	12.71	12.63	12.81	13.18	13.41
_____________________
(1)

Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	As of the completion of a secondary offering on May 22, 2018, 34,175,000 of our outstanding shares are owned by our parent-holding company Cadence Bancorp, LLC.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended June 30,
	2018			2017
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$8,606,253	$108,130	5.04%	$7,348,932	$79,904	4.36%
ACI portfolio	242,567	5,610	9.28	301,116	10,525	14.02
Total loans	8,848,820	113,740	5.16	7,650,048	90,429	4.74
Investment securities
Taxable	838,842	5,518	2.64	688,464	4,178	2.43
Tax-exempt(2)	344,213	3,547	4.13	410,843	5,208	5.08
Total investment securities	1,183,055	9,065	3.07	1,099,307	9,386	3.42
Federal funds sold and short-term investments	452,074	1,269	1.13	312,287	688	0.88
Other investments	55,909	634	4.55	50,064	695	5.57
Total interest-earning assets	10,539,858	124,708	4.75	9,111,706	101,198	4.45
Noninterest-earning assets:
Cash and due from banks	80,000			59,220
Premises and equipment	62,711			65,392
Accrued interest and other assets	629,228			640,403
Allowance for credit losses	(93,365)			(90,366)
Total assets	$11,218,432			$9,786,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,712,302	$11,700	1.00%	$4,232,497	$6,354	0.60%
Savings deposits	189,567	133	0.28	186,307	119	0.26
Time deposits	2,175,235	10,497	1.94	1,676,170	5,298	1.27
Total interest-bearing deposits	7,077,104	22,330	1.27	6,094,974	11,771	0.77
Other borrowings	459,678	3,785	3.30	375,681	2,896	3.09
Subordinated debentures	135,409	2,464	7.30	134,692	2,324	6.92
Total interest-bearing liabilities	7,672,191	28,579	1.49	6,605,347	16,991	1.03
Noninterest-bearing liabilities:
Demand deposits	2,058,255			1,845,447
Accrued interest and other liabilities	129,216			84,344
Total liabilities	9,859,662			8,535,138
Stockholders' equity	1,358,770			1,251,217
Total liabilities and stockholders' equity	$11,218,432			$9,786,355
Net interest income/net interest spread		96,129	3.26%		84,207	3.42%
Net yield on earning assets/net interest margin			3.66%			3.71%
Taxable equivalent adjustment:
Investment securities		(745)			(1,823)
Net interest income		$95,384			$82,384
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)

Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21% for the three months ended June 30, 2018, and a tax rate of 35% for the three months ended June 30, 2017.

	For the Three Months Ended June 30, 2018			For the Three Months Ended March 31, 2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$8,606,253	$108,130	5.04%	$8,189,448	$97,168	4.81%
ACI portfolio	242,567	5,610	9.28	254,503	5,623	8.96
Total loans	8,848,820	113,740	5.16	8,443,951	102,791	4.94
Investment securities
Taxable	838,842	5,518	2.64	827,227	5,118	2.51
Tax-exempt(2)	344,213	3,547	4.13	406,999	4,134	4.12
Total investment securities	1,183,055	9,065	3.07	1,234,226	9,252	3.04
Federal funds sold and short-term investments	452,074	1,269	1.13	515,017	1,529	1.20
Other investments	55,909	634	4.55	48,986	389	3.22
Total interest-earning assets	10,539,858	124,708	4.75	10,242,180	113,961	4.51
Noninterest-earning assets:
Cash and due from banks	80,000			92,878
Premises and equipment	62,711			62,973
Accrued interest and other assets	629,228			613,341
Allowance for credit losses	(93,365)			(89,097)
Total assets	$11,218,432			$10,922,275
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,712,302	$11,700	1.00%	$4,795,114	$9,025	0.76%
Savings deposits	189,567	133	0.28	179,662	114	0.26
Time deposits	2,175,235	10,497	1.94	1,909,019	7,491	1.59
Total interest-bearing deposits	7,077,104	22,330	1.27	6,883,795	16,630	0.98
Other borrowings	459,678	3,785	3.30	309,323	2,956	3.88
Subordinated debentures	135,409	2,464	7.30	135,233	2,396	7.19
Total interest-bearing liabilities	7,672,191	28,579	1.49	7,328,351	21,982	1.22
Noninterest-bearing liabilities:
Demand deposits	2,058,255			2,128,595
Accrued interest and other liabilities	129,216			122,884
Total liabilities	9,859,662			9,579,830
Stockholders' equity	1,358,770			1,342,445
Total liabilities and stockholders' equity	$11,218,432			$10,922,275
Net interest income/net interest spread		96,129	3.26%		91,979	3.29%
Net yield on earning assets/net interest margin			3.66%			3.64%
Taxable equivalent adjustment:
Investment securities		(745)			(868)
Net interest income		$95,384			$91,111
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,
(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Loan Interest Income Detail
Interest income on loans, excluding ACI loans	$108,130	$97,168	$89,762	$84,321	$79,904
Scheduled accretion for the period	5,016	5,192	5,348	5,550	6,075
Recovery income for the period	594	431	2,797	290	4,450
Accretion on acquired credit impaired (ACI) loans	5,610	5,623	8,145	5,840	10,525
Loan interest income	$113,740	$102,791	$97,907	$90,161	$90,429

Loan yield, excluding ACI loans	5.04%	4.81%	4.47%	4.41%	4.36%
ACI loan yield	9.28	8.96	12.21	8.27	14.02
Total loan yield	5.16%	4.94%	4.72%	4.55%	4.74%

Table 4 - Allowance for Credit Losses

	For the Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Balance at beginning of period	$91,537	$87,576	$94,765	$93,215	$88,304
Charge-offs	(3,650)	(812)	(2,860)	(581)	(2,879)
Recoveries	1,470	393	146	408	1,089
Net (charge-offs) recoveries	(2,180)	(419)	(2,714)	(173)	(1,790)
Provision for (reversal of) credit losses	1,263	4,380	(4,475)	1,723	6,701
Balance at end of period	$90,620	$91,537	$87,576	$94,765	$93,215

Table 5 -Noninterest Income

	For the Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Noninterest Income
Investment advisory revenue	$5,343	$5,299	$5,257	$5,283	$5,061
Trust services revenue	4,114	5,015	4,836	4,613	4,584
Service charges on deposit accounts	3,803	3,960	3,753	3,920	3,784
Credit-related fees	3,807	3,577	3,372	3,306	2,741
Insurance revenue	417	2,259	1,470	1,950	1,828
Bankcard fees	1,915	1,884	1,833	1,803	1,862
Mortgage banking revenue	650	577	687	965	1,213
Other service fees earned	1,346	1,333	1,197	1,174	1,071
Total service fees and revenue	21,395	23,904	22,405	23,014	22,144
Securities (losses) gains, net	(1,813)	12	16	1	(244)
Other	5,090	1,067	3,235	4,109	1,089
Total other noninterest income	3,277	1,079	3,251	4,110	845
Total noninterest income	$24,672	$24,983	$25,656	$27,124	$22,989

Table 6 -Noninterest Expense

	For the Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Noninterest Expenses
Salaries and employee benefits	$38,268	$37,353	$35,162	$35,007	$34,682
Premises and equipment	7,131	7,591	7,629	7,419	7,180
Intangible asset amortization	715	792	1,085	1,136	1,190
Net cost of operation of other real estate owned	112	(52)	1,075	453	427
Data processing	2,304	2,365	2,504	1,688	1,702
Consulting and professional fees	2,545	2,934	4,380	2,069	1,502
Loan related expenses	645	255	810	532	757
FDIC insurance	1,223	955	939	889	954
Communications	703	704	857	650	675
Advertising and public relations	575	341	683	521	499
Legal expenses	468	2,627	2,626	612	508
Other	7,746	6,074	8,621	5,554	6,058
Total noninterest expenses	$62,435	$61,939	$66,371	$56,530	$56,134

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Efficiency ratio
Noninterest expenses (numerator)	$62,435	$61,939	$66,371	$56,530	$56,134
Net interest income	$95,384	$91,111	$87,911	$81,163	$82,384
Noninterest income	24,672	24,983	25,656	27,124	22,989
Operating revenue (denominator)	$120,056	$116,094	$113,567	$108,287	$105,373
Efficiency ratio	52.00%	53.35%	58.44%	52.20%	53.27%
Adjusted efficiency ratio
Noninterest expenses	$62,435	$61,939	$66,371	$56,530	$56,134
Less: Merger related expenses	756	—	—	—	—
Less: Secondary offerings expenses	1,165	1,365	1,302	—	—
Less: Other non-routine expenses(1)	1,145	2,278	1,964	—	—
Adjusted noninterest expenses (numerator)	$59,369	$58,296	$63,105	$56,530	$56,134
Net interest income	$95,384	$91,111	$87,911	$81,163	$82,384
Noninterest income	24,672	24,983	25,656	27,124	22,989
Less: Gain on sale of insurance assets	4,871	—	—	1,093	—
Less: Securities (losses) gains, net	(1,813)	12	16	1	(244)
Adjusted noninterest income	21,614	24,971	25,640	26,030	23,233
Adjusted operating revenue (denominator)	$116,998	$116,082	$113,551	$107,193	$105,617
Adjusted efficiency ratio	50.74%	50.22%	55.57%	52.74%	53.15%
Tangible common equity ratio
Shareholders’ equity	$1,389,956	$1,357,103	$1,359,056	$1,340,848	$1,304,054
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)
Tangible common shareholders’ equity	1,074,308	1,029,856	1,031,016	1,011,724	973,793
Total assets	11,305,528	10,999,382	10,948,926	10,502,261	9,811,557
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)
Tangible assets	$10,989,880	$10,672,135	$10,620,886	$10,173,137	$9,481,296
Tangible common equity ratio	9.78%	9.65%	9.71%	9.95%	10.27%
Tangible book value per share
Shareholders’ equity	$1,389,956	$1,357,103	$1,359,056	$1,340,848	$1,304,054
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)
Tangible common shareholders’ equity	$1,074,308	$1,029,856	$1,031,016	$1,011,724	$973,793
Common shares issued	83,625,000	83,625,000	83,625,000	83,625,000	83,625,000
Tangible book value per share	$12.85	$12.32	$12.33	$12.10	$11.64
Return on average tangible common equity
Average common equity	$1,358,770	$1,342,445	$1,348,867	$1,320,884	$1,251,217
Less: Average intangible assets	(323,255)	(327,727)	(328,697)	(329,816)	(330,977)
Average tangible common shareholders’ equity	$1,035,515	$1,014,718	$1,020,170	$991,068	$920,240
Net income	$47,974	$38,825	$14,691	$32,577	$28,968
Return on average tangible common equity	18.58%	15.52%	5.71%	13.04%	12.63%
Pre-tax, pre-provision net earnings
Income before taxes	$56,358	$49,775	$51,671	$50,034	$42,538
Plus: Provision for credit losses	1,263	4,380	(4,475)	1,723	6,701
Pre-tax, pre-provision net earnings	$57,621	$54,155	$47,196	$51,757	$49,239
_____________________
(1)

Other non-routine expenses for the second quarter 2018 were $1.1 million and included expenses related to the sale of the assets of our insurance company.  This compares to $2.3 million and $2.0 million for the first quarter of 2018 and fourth quarter of 2017, respectively, each representing legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved.

Table 8 – Non-Routine Income/Expense

	For the Three Months Ended
	June 30, 2018				March 31, 2018				June 30, 2017
		After-tax Increase(Decrease) in				After-tax Increase(Decrease) in				After-tax Increase(Decrease) in
(In thousands, except per share data)	Income/ Expense	EPS	ROA	ROTCE	Income/ Expense	EPS	ROA	ROTCE	Income/ Expense	EPS	ROA	ROTCE
Noninterest income (non-routine)
Gain on sale of assets of insurance subsidiary	$4,871				$—				$—
Securities (losses) gains, net	(1,813)				12				(244)
Total	3,058	$0.03	0.08%	0.91%	12	$—	—%	—%	(244)	$—	(0.01)%	(0.07)%
Noninterest expense (non-routine)
Expenses related to sale of assets of insurance company	(1,145)				—				—
Secondary offering expenses	(1,165)				(1,365)				—
Merger related costs	(756)				—				—
Legacy litigation	—				(2,278)				—
Total	(3,066)	(0.03)	(0.08)	(0.91)	(3,643)	(0.03)	(0.10)	(1.10)	—	—	—	—
Tax expense
Timing of legacy loan bad debt deduction for tax	5,991	0.07	0.21	2.32	—	—	—	—	—	—	—	—
Total	$5,983	$0.07	0.21%	2.32%	$(3,631)	$(0.03)	(0.10)%	(1.10)%	$(244)	$—	(0.01)%	(0.07)%